Exhibit 99.1

Antero Resources Announces New $1 Billion Revolving Credit Facility

Denver, Colorado, November 4, 2010—Antero Resources today announced that it has entered into a new credit facility with a 13-bank syndicate led by J.P. Morgan Securities, LLC and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Lead Bookrunners.  The new $1 billion revolving credit facility replaces Antero’s existing $400 million revolving credit facility, has an initial borrowing base of $550 million and expires in November 2015.  Closing of the new credit facility resulted in a $150 million increase in Antero’s bank borrowing base.  As of today, $184 million is drawn on the new facility and $18 million in letters of credit are outstanding, resulting in $348 million of availability.  The next regular borrowing base redetermination is expected to occur in May 2011.

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Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Arkoma Basin in Oklahoma and the Piceance Basin in Colorado.  Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

For more information, contact Chad Green, Finance Manager, at (303) 357-7339 or cgreen@anteroresources.com.